KOHL'S CORPORATION REPORTS MARCH COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - April 7, 2011 -- Kohl's Corporation (NYSE: KSS) reported today that for the five-week month ended April 2, 2011 total sales decreased 4.9 percent and comparable store sales decreased 6.5 percent from the five-week month ended April 3, 2010.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "As expected, we reported a decrease in comparable store sales in March due to the timing of Easter. From a line of business perspective, Accessories, Home, Men's and Women's outperformed the company average. Children's and Footwear, which are most sensitive to the Easter shift, reported the highest decrease in comparable sales. The Southeast and South Central regions reported the strongest comparable sales results for the month."

			% Change .
	Total Sales .		Total Sales .		Comparable Sales .
($ in millions)	2011 .	2010 .	2011 .	2010 .	2011 .	2010 .
March	$ 1,723	$ 1,812	(4.9%)	26.4%	(6.5%)	22.5%
Year to date	$ 2,884	$ 2,896	(0.4%)	18.7%	(2.2%)	14.7%

The Company opened nine new stores in March 2011 and now operates 1,097 stores in 49 states, compared to 1,067 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 AM EDT on Thursday, April 7 until 8:30 PM EDT on Friday, April 8, 2011. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,097 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl's has raised more than $180 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Investor Relations: Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464